Exhibit 10.21

AERES BIOMEDICAL LIMITED

ACORDA THERAPEUTICS

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

RESEARCH COLLABORATION AND COMMERCIALISATION
AGREEMENT

This Agreement is made the           day of February, 2002, (the “Effective Date”) between

(1)               AERES Biomedical Limited, whose principal place of business is situated at 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD, England (hereinafter also called “AERES”)

and:

(2)               Acorda Therapeutics, Inc., whose principal place of business is situated at 15 Skyline Drive, Hawthorne, NY 10532 (hereinafter also called “ACORDA”); and:

Recitals

WHEREAS, ACORDA has research expertise, know-how and proprietary rights relating to discovery research leading toward new therapeutic products based on ACORDA monoclonal antibodies; and

WHEREAS, ACORDA has identified and developed know-how and proprietary rights to certain monoclonal antibodies, including the antibodies designated by ACORDA as Lym22 and Lym46, which may be capable of promoting the re-myelination of nerve sheaths in certain degenerative disease conditions; and

WHEREAS, AERES has developed processes and vectors to create stable cell lines expressing antibody genes and producing antibodies for research which are likely to be suitable for further development and optimisation for large scale manufacture; and

WHEREAS, AERES has genetic engineering expertise to modify antibodies expressed as IgM so that they are expressed as IgG, which modification is sometimes, in one aspect, commonly referred to as “class switching”; and

WHEREAS, ACORDA wishes AERES create stable cell lines involving inter-alia the modification of antibodies Lym22 and Lym46 in accordance with the research plan set out in Annex A hereto and referred to herein as the “Research Plan”; and

WHEREAS, AERES has the necessary expertise and facilities and is willing to perform such services for ACORDA.

NOW, THEREFORE, in consideration of the foregoing promises and of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

ARTICLE I - Definitions

As used in this Agreement, the following terms when used with initial capital letters shall have the following meanings and, where the context so permits, the singular shall include the plural and vice versa:

1.1              “Affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with a party, and for such purposes “control” shall mean ownership of more than fifty percent (50%) of the voting interest, or such lower maximum amount allowed by the law governing the ownership of said organization. For the purposes of this Agreement, any reference to “ACORDA” shall where the context so permits mean same reference to “ACORDA (and/or) its Affiliates” , and any reference to “AERES shall, where the context so permits, mean same reference to “AERES (and/or) its Affiliates.

1.2              “Commercial Introduction” in a given country shall mean the date upon which ACORDA or one or more Licensees (as defined hereunder) have first achieved Net Sales in such country following the final issuance of all required licences and approvals by the United States Food and Drug Administration (“FDA”) (or equivalent licences and approvals in countries other than the United States) allowing for the manufacture and sale of a Product for human use.

1.3              “Field” shall mean the development and production of antibodies potentially capable of promoting the re-myelination of human nerve fibres in certain degenerative disease conditions.

1.4              “Invention” shall mean an invention by either party arising from work conducted pursuant to the Research Plan.

1.5              “Know-how” shall mean all information and know-how in the Field which is owned with the right to disclose or otherwise controlled during the term of this Agreement, including, without limitation, processes, techniques, methods, products, transformed cells, other biological materials and compositions which are related to the Field.

1.6              “Licence” shall mean any licence granted by Acorda to make or have made, use, distribute and/or sell Products.

1.7              “Licensee” shall mean any organisation licensed by ACORDA to make or have made, use, distribute and/or sell Products.

1.8              “Net Sales” shall mean actual billings by ACORDA and/or its Licensees to independent third parties for Products less the following amounts:

(i) discounts or rebates actually allowed or granted; (ii) credits or allowances actually granted on rejections or returns, including for recalls or damaged goods (not exceeding the original billing); (iii) outbound freight, postage, shipping and insurance charges prepaid or allowed; (iv) bad debts relating to sales of Products that are actually written off by ACORDA in accordance with generally accepted accounting principles, consistently applied, during the applicable royalty calculation period; and (iv) sales, tariff duties and/or use taxes or other similar governmental charges included in the invoiced amount.  No allowance or deduction shall be made for commissions or collections, by whatever name known.

1.9              “Product” shall mean any product incorporating or derived from an antibody that is produced by a Stable Cell Line.

1.10        “Stable Cell Line” shall mean any cell line made by AERES and contracted by ACORDA hereunder together with any such cell line subsequently developed and optimised for the manufacture of antibodies.

1.11       “Third Party” shall mean any entity other than AERES or ACORDA and their respective Affiliates.

Article II - Research Collaboration

2.1                                 Upon the execution of this Agreement and the receipt from ACORDA of the necessary materials and information as specified in Article 2.2 below, AERES will undertake the class switching of ACORDA antibodies Lym22 and/or Lym46 together with the creation of a Stable Cell Line expressing each antibody in accordance with the Research Plan set forth in Annex A hereto.

2.2                                 ACORDA shall, at its expense and without charge to AERES, deliver to AERES ACORDA antibodies Lym22 and Lym46 and plasmids incorporating genes expressing said ACORDA antibodies and such Know-how including related technical information as sufficient (in the reasonable judgement of both parties) to enable AERES to carry out the Research Plan.  AERES shall disclose to ACORDA all Know-how created or used in carrying out the Research Plan and shall make such disclosure only to ACORDA except as provided in Article VII.

2.3                                 AERES shall permit duly authorized employees of ACORDA to have access to AERES’s laboratories from time to time at mutually agreeable times and upon reasonable notice.

2.4                                 ACORDA shall obtain and retain all rights, title and interest in DNA and RNA sequences expressing ACORDA antibodies Lym22 and Lym46 and any and all cell lines (including Stable Cell Lines) expressing the same.  AERES hereby assigns and agrees to assign all rights, title and interest in DNA and RNA sequences expressing ACORDA antibodies Lym22 and Lym46 and any and all cell lines (including Stable Cell Lines) expressing the same, and in all Inventions of AERES relating to any of the foregoing.  Antibodies Lym22 and Lym46 and cell lines for their production will be maintained within the sole possession and control of AERES (other than transfer to ACORDA as contemplated herein), and will not be distributed, transferred or sold by AERES to any third party for any purpose whatsoever without the prior written consent of ACORDA.

2.5                                 AERES shall retain all rights, title and interest in antibody engineering techniques, gene expression vectors, materials and Know-how used or developed in the course of the Research Plan at Annex A, including the use of such vectors for the expression of any gene or gene construct other than DNA and RNA sequences encoding genes and gene constructs developed for ACORDA hereunder.  In particular, information relating to antibody engineering techniques and gene expression vectors comprising Know-how used or developed by AERES in the course of the Research Plan at Annex A shall be (or remain) the confidential property of AERES, and information (“Information”) concerning DNA and RNA sequences expressing ACORDA antibodies Lym22 and Lym46, including protein, DNA, RNA, cell lines, and anything derived therefrom generated by AERES in the course of carrying out the Research Plan (“Materials”) shall be (or remain) the confidential property of ACORDA.

2.6                                 AERES agrees that, at ACORDA’s request, it will return to ACORDA any and all Information provided by ACORDA in documentary form and any and all unused Materials and will return or destroy the same and any copies thereof made by AERES, its directors, officers or employees, except that, in the event that ACORDA shall have failed on a timely basis to pay AERES in full the payments required under Article III of this Agreement, AERES shall have the right to provide written notice describing such failure and if ACORDA does not cure the failure to pay within thirty (30) days of receipt of such notice, then AERES will have the right to withhold and destroy any materials created during any stage of the Research Plan in respect of which payment has not been made in full unless an alternative payment has been agreed by the parties and paid in full pursuant to the provisions for early termination of the Research Plan set out in Article 8.4 below.  AERES may, subject to the continuing obligations of non-disclosure and non-use expressed herein, retain one copy of the Information in its legal files and a sample of the Materials in a secure depository, solely in order to be able to evidence the work performed hereunder if so required for any future legal or regulatory purpose but for no other use.

2.7                                 Except for the limited rights expressly granted in this Article II, nothing herein shall be deemed to grant to either party any other rights or licences under any patent applications or patents or under any know-how, technology or inventions of the other party.

2.8                                 AERES covenants that it shall not provide to any Third Party any services in the Field similar to those contemplated in this Agreement for a period of one year from the Effective Date.

Article III - Payments for Research Plan

3.1                                 ACORDA will pay AERES, for its research efforts carried out in accordance with Annex A, the payments set forth in the cost schedules attached at Annex B which shall be invoiced by AERES on signature of this Agreement and on completion of each of the research Milestones specified in Annex A.  ACORDA shall make payment in settlement of said invoices by wire transfer in Pounds Sterling (UK£) within 30 (thirty) days of the receipt of invoice to the account of AERES Biomedical Ltd. at “The Royal Bank of Scotland, London Cavendish Square Branch” (Bank Sort Code 16-00-30, Account No. 10114879), or such other account as shall be nominated by AERES  from time to time, and the transaction identified as “Agreement dated [as hereinabove] with ACORDA Therapeutics.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

3.2                                 In the event that ACORDA does not agree that any one of the above Milestones has been met, ACORDA shall notify AERES within 10 (ten) working days from the date of delivery of the materials and written report relating to said Milestone.  On receipt of said notification, AERES will hold invoicing in respect of said Milestone for up to 30 (thirty) days, and ACORDA and AERES will each use best efforts to reach agreement on the clarification and redefinition of the Milestone(s) and (if applicable) the corresponding cost schedule.  In the event of an unresolved dispute arising under this Article 3.2, AERES can cease all ongoing work hereunder until such dispute is resolved, and the Parties will seek in good faith a mediation to assist in resolving the dispute as soon as practicable.

3.3                                 All payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim or other dispute. ACORDA and AERES shall use their best endeavours to do all such lawful acts and to sign all such lawful documents as will enable ACORDA to take advantage of any applicable legal provision or any double taxation treaty with the object of paying the sums due AERES without imposing or withholding any tax.

Article IV - Royalty Payments

4.1                                 ACORDA shall pay to AERES, in consideration for the use of its proprietary gene expression vectors, materials and Know-how used in the construction by AERES of a Stable Cell Line, an earned royalty of [*] of the Net Sales of ACORDA and its Licensees as defined herein.  Unless prohibited by law, ACORDA’s obligation to pay such earned royalties shall subsist and shall continue for a period of twelve (12) years after Commercial Introduction in any country.  Thereafter, ACORDA shall have a fully paid-up licence to make or have made, use and/or sell Products in said country.

4.2                                 Sales between ACORDA, its Affiliates and Licensees shall not be subject to a royalty, but in such cases the royalty specified in Article 4.1 shall be calculated upon such Affiliates’ and Licensees’ Net Sales to independent third parties.

4.3                                 ACORDA agrees that any Licence granted by it shall provide that the obligations owed by ACORDA to AERES under Articles IV, V, VII and X of this Agreement shall be reflected in the wording of the said Licence by a consistent and equivalent obligation on the part of the Licensee to ACORDA, which ACORDA shall use its best endeavours to enforce to the benefit of AERES, in the event of any breach thereof.  In particular, ACORDA shall use reasonable efforts to place AERES in a position where AERES can adequately monitor and enforce payment of all royalties due to it in consequence of this Agreement.

4.4                                 ACORDA agrees to provide to AERES written notification of any fully executed Licence entered into by ACORDA.  Such notification shall include confirmation that the Licence conforms to the provisions of Article 4.3 and shall provide all relevant information pursuant to Article 4.3 including the scope of the Licence in terms of manufacturing and/or distribution, marketing and/or sales and the territories covered.

Article V - Reports and Records

5.1                                 ACORDA shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to AERES and the accuracy of the reports made to AERES hereunder.  Such records shall be retained by ACORDA for three (3) years following the end of the calendar year to which they pertain. If so requested by AERES, abstracts thereof shall be made by an independent, certified public accountant appointed by AERES, all at the expense of AERES, except in the event that the results of the audit reveal a discrepancy to be corrected in AERES’s favour of five percent (5%) or more, then the audit fees shall be paid by ACORDA.  Any such discrepancies will be promptly corrected by a payment or refund as appropriate.

5.2                               ACORDA, within ninety (90) days after March 31, June 30, September 30 and December 31, of each year after Commercial Introduction, shall deliver to AERES true and accurate reports, giving such particulars of the business conducted by ACORDA, its Affiliates and Licensees during the preceding quarter as shall be pertinent to a royalty accounting hereunder.  These shall include at least the following:

(a)                                  number of Products sold;

(b)                                 total billings for Products sold on a country-by-country basis;

(c)                                  deductions applicable as provided in Article 1.8;

(d)                                 total royalties due;

(e)                                  names and addresses of all Affiliates and Licensees of ACORDA under this Agreement.

5.3                                 With each such report submitted, ACORDA shall pay to AERES the royalties due and payable under this Agreement.  If no royalties shall be due, ACORDA shall so report.

5.4                                 The royalties due shall be paid by ACORDA to AERES in Pounds Sterling (UK£) and shall be remitted to a bank designated in writing by AERES.

5.5                                 If a sum payable under this Agreement shall be overdue for thirty (30) days, ACORDA shall pay AERES interest on the sum outstanding at the rate of six percent (6%) per annum above the base rate of the Royal Bank of Scotland plc applying and calculated on a daily basis from the date that payment became due in respect of said sum; provided however, that if such interest rate shall be in excess of that allowed by applicable law, then the highest rate permitted by law shall apply.  The payment of such interest shall not foreclose AERES from exercising any other rights it may have a consequence of the lateness of any payment.

Article VI - Warranties and Representations

6.1                                 AERES warrants and represents that, to the best of its knowledge and belief, there are no known outstanding claims or encumbrances which would prevent ACORDA from making, using or selling Products. AERES warrants and represents that the use of AERES’ gene expression vectors as currently designed, the expression of recombinant proteins (including antibodies) in eukaryotic cell lines (including CHO cells) and/or the selection strategies used by AERES to identify and amplify the eukaryotic cell clones expressing recombinant proteins and ACORDA’s use, development and commercialization of Products will not infringe United States Patent No. 5,225,539.  ACORDA however acknowledges the existence, inter alia, of the third party patents listed in Exhibit C whose claims may cover the use of AERES’ gene expression vectors as currently designed, the expression of recombinant proteins (including antibodies) in eukaryotic cell lines (including CHO cells) and/or the selection strategies used by AERES to identify and amplify the eukaryotic cell clones expressing recombinant proteins. For the avoidance of doubt, ACORDA hereby accepts and agrees that it has the sole responsibility to pursue and enter into any third party licences that may be necessary for this purpose.

6.2                                 Except as otherwise expressly set forth in this Agreement, AERES makes no representations and extends no warranties of any kind, either express or implied, in respect of antibodies Lym22 and Lym46 or any vector or cell line expressing the same or any information or materials provided to ACORDA hereunder including but not limited to warranties of merchantability, fitness for any particular purpose, or the validity of any patent rights, issued or pending.

6.3                                 Each of AERES and ACORDA warrant and represent to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would compromise or limit its ability to comply fully with the terms and conditions of this Agreement.

Article VII - Secrecy

7.1                                 Any information of a confidential nature conveyed by one party to the other under this Agreement and marked as “confidential” shall be the “Confidential Information” of such party (except as otherwise provided below in this Article VII), and may include, but not restricted to, Know-how created or used in the development of Stable Cell Lines or the production of antibodies.  All Confidential Information of a party shall be treated as strictly confidential by the other party during the term of this Agreement and for five (5) years thereafter, as if it were its own proprietary and confidential information, and such party shall take all reasonable steps to insure that the other’s Confidential information will not be disclosed or communicated to third parties or used for purposes other than for carrying out its obligations or exercising its express rights granted under this Agreement.

7.2                                 A party shall be relieved of the obligations of Section 7.1 solely with respect to particular Confidential Information of the other party to the extent that such party can demonstrate by proper evidence that such Confidential Information:

1)                                      was known by such party prior to disclosure of such Confidential Information to it by the other party; or

2)                                      is or becomes publicly known through no fault or omission attributable to such party; or

3)                                      is lawfully obtained by such party from a third party that has the right to disclose such information without a duty of confidentiality and is in lawful possession thereof.

For clarity, any Confidential Information of ACORDA that was originally developed by AERES hereunder and assigned to ACORDA as provided in Article II, shall not be subject to the exception to confidentiality in subclause 1) above.

7.3                                 AERES hereby confirms that information concerning the remyelinating antibody program, together with the vectors and cell lines expressing the same, gene constructs containing including, without limitation, protein, DNA, RNA, plasmids and organisms, and anything derived therefrom (the “Materials”) together with any confidential or proprietary information obtained from ACORDA or developed for ACORDA under the Confidential Disclosure Agreement of               or generated by AERES in the course of performing Services under this Agreement, are and shall be the Confidential Information of ACORDA, and shall be subject to all the obligations of AERES under Section 7.1.

7.4                                 Notwithstanding the limitations in this Article VII, each party shall have the right to disclose such Confidential Information solely to the extent required under any law, ruling or regulation of a governmental agency or a court of competent jurisdiction, and for the purpose of satisfying national, state or local requirements in order to conduct studies with the Product or to obtain regulatory approval for the commercial sale of a Product, provided, however, that such disclosing party will first give reasonable advance notice to the other party of such required disclosure and will use its best efforts to limit such disclosure to that which is required and to secure confidential treatment, or to assist the other party in securing a protective order or confidential treatment, of such information prior to its disclosure (whether through protective orders or otherwise).

7.5                                 The obligations imposed upon the parties under this Article VII shall survive termination of this Agreement for any reason whatsoever and continue for five years thereafter.

Article VIII - Term and Termination

8.1                                 The term of this Agreement shall commence on the effective date and shall continue on a country by country basis until no further payments in a given country are due from ACORDA to AERES under this Agreement unless terminated in accordance with the sections set forth below.

8.2                                 Either party may terminate this Agreement forthwith upon notice to the other party in the event of such other party going into insolvent liquidation or having a winding up order made against it unless such order is rescinded within 30 days.

8.3                                 Upon any material breach or default of this Agreement by either party, other than as set out in Article 8.2 above, which shall always take precedence in that order over any material breach or default referred to in this Article 8.3, the non-breaching party shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days’ notice to the breaching party.  Such termination shall become effective unless the breaching party shall have cured any such material breach or default prior to the expiration of the ninety (90) day period, or has contested the existence of, or failure to cure, a material breach and has obtained an injunction from a court of competent jurisdiction granting a stay of termination, or the parties have agreed to proceed with the resolution of the dispute as provided in Article 10.1.

                Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [  ] and an asterisk*, have been separately filed with the Commission.

8.4                                 ACORDA may terminate the Agreement at any time prior to completion of the work under the Research Plan at Annex A on one (1) month’s prior written notice to AERES, except that ACORDA shall not be permitted to terminate the Research Plan prior to the completion of research Milestone 1 (at Annex A), and provided that if ACORDA for any reason terminates this Agreement during any subsequent stage of the Research Plan (as defined by the corresponding research Milestone) then ACORDA shall pay AERES for that stage an amount invoiced by AERES which shall be in the same proportion to the total amount payable in respect of the corresponding research Milestone (specified in Annex A) as the proportion of the total amount of work carried out by AERES when such notice of termination by ACORDA pursuant to this Article 8.4 takes effect.  AERES shall use its reasonable endeavours to mitigate and reduce its costs incurred in respect of any incomplete stage. Unless ACORDA has terminated this Agreement as provided hereunder, ACORDA shall be deemed to have approved the commencement of the next stage of the Research Plan specified in Annex A, thirty-five (35) days after completion of Milestone 1.

8.5                                 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.  In particular, the termination of this Agreement for any reason shall be without prejudice to:

a)                                      any party’s right to receive all payments to which such party is entitled under this Agreement and obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by fair interpretation of this Agreement; and

b)                                     any other remedies which any party may then or thereafter have hereunder.

8.6                                 The right of either party to terminate this Agreement shall not be affected in any way by its waiver of or failure to take action with respect to any previous default.

Article IX - Patents

9.1                                 Any and all patents and patent applications arising out of the Research Plan specified in Annex A which include claims or statement of inventions [**] shall be owned by ACORDA which shall have the sole right to file such applications and will meet all costs in relation thereto.  AERES will assign any and all rights as necessary to vest such ownership in ACORDA.

                Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [  ] and an asterisk*, have been separately filed with the Commission.

9.2                                 In the event that ACORDA wishes to include in any patent application referred to in Article 9.1 any statement of invention (claim) to a patentable invention [**] then ACORDA shall advise AERES of the same and shall consult with AERES as to the programme of patent protection to be initiated and such patent application shall be filed in the appropriate names in accordance with the law of the country of filing.  AERES shall have the right to file a separate programme of patent protection solely in the name of AERES claiming priority rights from said application for [**]  and ACORDA shall have the right to file a programme of patent protection solely in the name of ACORDA claiming priority rights from said application for the protection of the production of antibodies within the Field.  Notwithstanding the foregoing, ACORDA shall prior to filing any such patent application disclose the same to AERES which shall have the right to comment on the wording of the said patent application and its statements of invention (claims) relating to processes of obtaining antibodies, such comments shall be reasonably considered by ACORDA. Where such patent application has been filed by ACORDA, each party shall provide to the other the necessary documentation to allow such party to proceed with a programme of patent protection in its own name as provided above.

9.3                                 The parties shall consult and co-operate fully on patent filings as provided in Article 9.1 and 9.2 but this shall not delay timely filing of patent applications by either party.  Each party shall supply the other in a timely manner with copies of relevant patent applications and drafts or amendments thereof as provided in Article 9.2.  Each party shall reasonably assist the other in filing, prosecution and maintenance of patent applications and patents arising from the collaboration.

9.4                                 When ACORDA undertakes filing, prosecution and maintenance of patent applications using its patent attorneys and if ACORDA does so after having both consulted and afforded AERES the opportunity to comment on said patent applications and/or file separately pursuant to Article 9.2 then neither ACORDA nor its patent attorneys shall be liable to AERES in respect of any act, omission, default or neglect on the part of the patent attorneys.

                Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [  ] and an asterisk*, have been separately filed with the Commission.

9.5                                 For the avoidance of doubt it is hereby stated that ACORDA will not exert any of its claims to intellectual property arising out of the collaboration pursuant to this Agreement against AERES in a manner which would inhibit AERES’s freedom to work in the general area of [**] AERES shall not, except in the event of an uncured material breach by ACORDA of this Agreement, exert any of its claims to intellectual property arising out of the said collaboration, against ACORDA in a manner which would inhibit ACORDA from commercialising any Product.

9.6                                 This Article 9 shall survive termination of this Agreement.

Article X - Arbitration

10.1                           If there is any dispute between the parties relating to the interpretation, implementation or application of this Agreement, or any other matter in connection with it, they will attempt in good faith to negotiate a settlement.  If the matter is not resolved by negotiation, the parties will refer the dispute to mediation in accordance with CEDR (Centre for Dispute Resolution, London) procedures (“ADR”).  If the parties fail to agree on a settlement within 28 days of the initiation of the ADR procedure, either party may refer the matter to binding arbitration by a sole arbitrator.  Unless otherwise agreed by the parties, the place of the arbitration shall be London, England.  The arbitrator shall be agreed by the parties, but if they fail to agree within 14 days of one party giving the other written notice requiring arbitration, either can apply to the President for the time being of the Law Society of England and Wales, who shall then nominate an appropriate independent arbitrator who shall, insofar as practicable, have experience in disputes of the nature which has arisen.  The decision of the arbitrator will be binding on both parties and the issues decided by the arbitrator shall not be raised in legal proceedings by either party.  Reference to mediation or arbitration shall be without prejudice to the rights of the parties to seek an injunction or other emergency interim relief before any court of competent jurisdiction.

Article XI - Miscellaneous

11.1                           Any notice required to be given hereunder shall be considered properly given if in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), courier, telex or other electronic media or by first-class mail with postage properly prepaid addressed to the other party at the respective address as shown below.  Either party may change its address by written notice:

If to ACORDA:

Acorda Therapeutics, Inc.,
15 Skyline Drive,
Hawthorne,
NY 10532
U.S.A.
Attention:	President

If to AERES:

AERES Biomedical Ltd.
1-3 Burtonhole Lane
Mill Hill
London, NW7 1AD
U.K.
Attention:	Chief Operating Officer

11.2                           Each of the parties shall contribute, to the extent reasonable, facilities, supplies, personnel and other resources without charge or expense to the other as may be necessary for proper performance of the respective obligations under this Agreement and that are consistent with Annex A.  To the extent reasonable and except as may otherwise be expressly provided, each party shall bear its own out-of-pocket costs and disbursements incurred in the performance of this Agreement.

11.3                           Nothing contained in this Agreement, or otherwise, shall constitute the parties as partners with one another or render either liable for the debts or obligations of the other.  Furthermore, nothing in this Agreement shall be construed to constitute, create, give affect to or otherwise imply a joint venture or formal business organization of any kind.

11.4                           Except as required by law, neither party shall use any of the names of the other party, nor of any Affiliate, shareholder, director, employee or associate of the other party, in connection with any publicity, including but not limited to any brochure, press release or statement to the press without the prior approval of the other party confirmed in writing, which shall not be unreasonably withheld.

11.5                           ACORDA agrees to indemnify and hold harmless AERES and its Affiliates, and their respective officers, employees and agents from and against any and all claims, damages and liabilities asserted by third parties, both government and private, arising from the manufacture, use or sale of Products by ACORDA or by its Affiliates or Licensees, or by any other party so authorised by ACORDA or by its Affiliates or Licensees, or the use thereof by others, against said claims, damages and liabilities including ultimate consumers except to the extent that such claims, damages and liabilities arise from the gross negligence or wilful misconduct of AERES.

11.6                           AERES agrees to indemnify and hold harmless ACORDA from and against any and all loss or damage suffered by ACORDA if it is unable to obtain final issuance of all required licences and approvals by the FDA (or the equivalent licences and approvals in countries other than the United States) allowing for the manufacture and sale of a Product for human use and such failure results from the negligence or willful misconduct of AERES in relation to information or materials provided by AERES, provided always:  (a) that ACORDA shall use all due diligence to identify and bring to the attention of AERES any potential deficiencies in the information or materials provided by it, so as to afford AERES a reasonable opportunity of rectifying the same; and  (b) that ACORDA shall itself act with all due diligence in avoiding unnecessary or premature costs or losses; and  (c) that (for the avoidance of doubt) this indemnity shall not extend to any indirect or consequential loss nor any claim, damage or liability arising in respect of Affiliates, Licensees, distributors or ultimate consumers of Products.

11.7                           This Agreement and the rights and licence granted herein shall be binding upon and shall inure to the benefit of successors of the parties hereto, or to an assignee of all or substantially all of the goodwill and entire business and assets of a party hereto, but shall not otherwise be assignable without the prior written consent of the other party, which consent will not be unreasonably withheld but shall be conditional, inter alia, upon the formal acceptance by the assignee of the payment obligations and terms and conditions of this Agreement.

11.8                           The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

11.9                           The failure of any party to exercise or enforce any right granted in this Agreement shall not be deemed to be a waiver of such right or operate to bar the exercise of enforcement thereof at any time or times thereafter.

11.10                     Except where required by law, neither party shall use the name of any other party or make specific reference to the terms of this Agreement in any press release, advertisement or other public statement without the prior written consent and approval of the other party.

11.11                     The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

11.12                     This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of England, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

11.13       All captions herein are for convenience only, and shall not be interpreted as having any substantive effect.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate by their authorized officers effective as of the date first written above.

AERES BIOMEDICAL LTD.

By:

Dr Tarran Jones
Chief Executive Officer

Date:

Acorda Therapeutics, Inc.

By:	By:

Date:	Date:

AERES BIOMEDICAL	ANNEX A	COMMERCIAL IN CONFIDENCE

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [               ] and an asterisk*, have been separately filed with the Commission.

ANNEX A

Stable Expression of a Recombinant Antibody in CHO Cells

and Subsequent CHO Cell Line Development

[*]

1

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

[*]

2

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

[*]

3

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Research Milestones

Milestone 1.

[*]

Milestone 2.

[*]

4

AERES BIOMEDICAL	ANNEX B	COMMERCIAL IN CONFIDENCE

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ANNEX B

Payments

The following payments will be invoiced to CUSTOMER and will be paid to AERES Biomedical Limited on signature and subsequently upon completion of each of the Milestones specified in Annex A. [*] of the total contract price will be invoiced to Acorda Therapeutics and will become due to AERES Biomedical immediately upon signature of the Agreement.  The advance payment in respect of each Stable Cell Line contracted for is non-refundable.

For the first Stable Cell Line (Lym22 or Lym46)

•	Advance Payment:	[*]

•	Completion of Milestone 1:	[*]

•	Completion of Milestone 2:	[*]

For the second Stable Cell Line (Lym46 or Lym22)

•	Advance Payment:	[*]

•	Completion of Milestone 1:	[*]

•	Completion of Milestone 2:	[*]

A milestone shall be considered completed for the purpose of payment when Acorda Therapeutics has received all documentation and materials required to be transferred as described under the applicable milestone description in Annex A above.

Payment terms are 30 days from date of invoice

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AERES BIOMEDICAL

ANNEX C

Third Party Patents of which AERES is aware as of January 2002

HCMV PATENTS

US5168062 : Transfer vectors and microorganisms containing human cytomegalovirus immediate-early promoter-regulatory DNA sequence

INVENTORS: Stinski; Mark F.

ASSIGNEES: University of Iowa Research Foundation

ISSUED: Dec. 1 , 1992

FILED: Sep. 10, 1990

SERIAL NUMBER: US1990000582130

ABSTRACT:

The cloning of a eucaryotic promoter-regulatory region that functions preferentially in human cells is disclosed. The invention is exemplified by the cloning of a section of the human cytomegalovirus genome comprising a DNA sequence with regulatory and promoter signals and an initiation site for RNA synthesis. The fragment, termed the human cytomegalovirus (HCMV) promoter-regulatory sequence, was obtained from purified HCMV DNA.

US5385839 : Transfer vectors and microorganisms containing human cytomegalovirus immediate-early promoter regulatory DNA sequence

INVENTORS: Stinski; Mark F.

ASSIGNEES: University of Iowa Research Foundation

ISSUED: Jan. 31, 1995

FILED: June 17, 1992

SERIAL NUMBER: US1992000900056

ABSTRACT:

The cloning of a eucaryotic promoter-regulatory region that functions preferentially in human cells is disclosed. The invention is exemplified by the cloning of a section of the human cytomegalovirus genome comprising a DNA sequence with regulatory and promoter signals and an initiation site for RNA synthesis. The fragment, termed the human cytomegalovirus (HCMV) promoter-regulatory sequence, was obtained from purified HCMV DNA.

6

DHFR SELECTION PATENTS

US4399216: Processes for inserting DNA into eucaryotic cells and for producing proteinaceous materials

INVENTORS: Axel R., Wigler M.H., Silverstein S.J..

ASSIGNEES: The Trustees of Columbia University, New York, NY

ISSUED: Aug. 16, 1983

FILED: Feb. 25, 1980

SERIAL NUMBER: US1980000124513

ABSTRACT:

The present invention relates to processes for inserting DNA into eucaryotic cells, particularly DNA which includes a gene or genes coding for desired proteinaceous materials for which no selective criteria exist. The insertion of such DNA molecules is accomplished by cotransforming eucaryotic cells with such DNA together with a second DNA which corresponds to a gene coding for a selectable marker. The invention further relates to processes for inserting into eucaryotic cells a multiplicity of DNA molecules including genes coding for desired proteinaceous materials by cotransformation with the desired genes and with amplifiable genes for a dominant selectable marker in the presence of successively higher amounts of an inhibitor. Alternatively, the insertion of multiple copies of desired genes is accomplished by transformation using DNA molecules formed by ligating a DNA molecule including the desired gene to a DNA molecule which includes an amplifiable gene coding for a dominant selectable phenotype such as a gene associated with resistance to a drug in the presence of successively higher amounts of an agent such as a drug against which the gene confers resistance so that only those eucaryotic cells into which multiple copies of the amplifiable gene have been inserted survive.

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And at least the following patent family members:

US4634665: Processes for inserting DNA into eucaryotic cells and for producing proteinaceous materials

INVENTORS: Axel R., Wigler M.H., Silverstein S.J..

ASSIGNEES: The Trustees of Columbia University, New York, NY

ISSUED: Jan. 6, 1987

FILED: Aug. 11, 1983

SERIAL NUMBER: US1983000522408

US4634665: Processes for inserting DNA into eucaryotic cells and for producing proteinaceous materials

INVENTORS: Axel R., Wigler M.H., Silverstein S.J..

ASSIGNEES: The Trustees of Columbia University, New York, NY

ISSUED: Jan. 12, 1993

FILED: June 18, 1991

SERIAL NUMBER: US1991000716915

TOGETHER WITH BOSS AND CABILLY II (SEE OVER)

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BOSS PATENT

Inventors:	Boss, Michael Alan; Kenten,John Henry; Emtage, John Spencer; Wood, Clive Ross

Patentee:	Celltech Limited

Title:	Multichain Polypeptides or Proteins and processes for their production.

Priority Application	Priority Date

UK PA 8308235	25.03.83

Patent Co-operation Treaty (PCT) International Publication Number WO 84/03712 designating:

	Application Number	Date of Filing
	(Publication Number)	(Date of Publication)
Territory	Patent Number	Date of Grant

United Kingdom	8407571	23.03.84
	(GB 2137631A)	(10.10.84)
	GB 2137631B	12.11.86

International	PCT/GB 84/00094	23.03.84
(USA, Europe, Japan)	(WO 84/03712)	(27.09.84)

USA	672265	23.03.84
	(as PCT)	(27.09.84)
	4816397	28.03.89

USA (Divisional)	233430	18.08.88

Europe
(Austria, West Germany	84301996.9	23.03.84
France, Luxembourg,	(EP 0120694)	(03.10.84)
Netherlands, Sweden,
Switzerland)

Japan	501609/84	23.03.84
	(as PCT)	(27.09.84)

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CABILLY II PATENT

US6331415: Methods of producing immunoglobulins, vectors and transformed host cells for use therein

INVENTORS: Cabilly; Shmuel, Heyneker; Herbert L, Holmes; William E.,

Riggs; Arthur D., Wetzel; Ronald B.

ASSIGNEES: Genentech, Inc.

ISSUED: Dec. 18, 2001

FILED: June 10, 1988

ABSTRACT

The invention relates to processes for producing an immunoglobulin or an immunologically functional immunoglobulin fragment containing at least the variable domains of the immunoglobulin heavy and light chains. The processes can use one or more vectors which produce both the heavy and light chains or fragments thereof in a single cell. The invention also relates to the vectors used to produce the immunoglobulin or fragment, and to cells transformed with the vectors.

CROSS-REFERENCE TO RELATED APPLICATIONS

This application is a continuation of U.S. patent application Ser. No. 06/483,457, filed Apr. 8, 1983, now U.S. Pat. No. 4,816,567, issued Mar. 28, 1989.

10